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EXHIBIT 4.5

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement is made as of the __ day of May, 2001 (this "Agreement"), between Globecomm Systems Inc., a Delaware corporation (the "Purchaser"), and Reuters Investments (Bermuda) Ltd. (the "Seller").

     In consideration of the mutual covenants set forth herein, the parties agree as follows:

1.   PURCHASE AND SALE OF SHARES.

     1.1 Subject to the terms and conditions of this Agreement, the Purchaser shall purchase from the Seller and the Seller shall sell to the Purchaser, at the Closing (as hereinafter defined), that number of shares of common stock, $.001 par value (the "Shares"), of NetSat Express, Inc. ("NetSat") set forth opposite its name in Schedule I hereto.

     1.2 The closing of the purchase and sale of the Shares (the "Closing") will take place at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, New York, New York at 10:00 A.M. New York time on such date as shall be mutually agreed to by the parties hereto.

     1.3 At the Closing, the Seller will deliver to the Purchaser good and valid title to the Shares free and clear of any liens, charges, encumbrances, security interests, options or rights or claims of others with respect thereto, by (i) delivering to the Purchaser certificates for the Shares, duly endorsed in blank or accompanied by the appropriate instruments of assignment duly executed in blank, and (ii) having all requisite stock transfer stamps attached.

     1.4 As payment in full of the purchase price for the Shares, and against delivery of the certificates evidencing the Shares as aforesaid, the Purchaser shall:

            (i) issue and deliver to the Seller at the Closing, a certificate representing the number of shares (the "Purchaser Shares") of common stock, $.001 par value per share, of the Purchaser ("Purchaser Common Stock") set forth opposite the name of the Seller in Schedule I hereto under the heading "Purchaser Shares Issued at Closing";

            (ii) issue to the Seller at the Closing a warrant, substantially in the form attached hereto as Exhibit A (the "Warrant"), to purchase the number of shares (the "Warrant Shares") of Purchaser Common Stock set forth opposite the name of the Seller in Schedule I hereto under the heading "Warrants Issued at Closing"; and


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            (iii) pay to the Seller at the Closing by wire transfer the principal amount set forth opposite the name of the Seller in
            Schedule I hereto (the "Cash") under the heading "Cash Paid at Closing."

2. INVESTMENT REPRESENTATIONS OF THE PURCHASER. The Purchaser hereby represents and warrants to the Seller as follows:

     2.1 The Purchaser is duly incorporated, validly existing and in good standing under the laws of Delaware, and has full legal right, power and authority to enter into, execute, deliver and perform this Agreement and the Warrant, and to consummate the transactions contemplated hereby and thereby. The Purchaser has taken all corporate action necessary for the execution and delivery of this Agreement and the Warrant, and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement and the Warrant has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Purchaser and is enforceable with respect to the Purchaser in accordance with its terms, except (a) as enforcement may be limited by bankruptcy, insolvency, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies and (b) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

     2.2 The Purchaser Common Stock that is being issued to the Seller hereunder and the Warrant Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable.

     2.3 The execution and delivery by the Purchaser of this Agreement and the Warrant, and the consummation of the transactions contemplated hereby and thereby, do not and shall not with or without the giving of notice or the passage of time, violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets is bound or any judgment, order, decree, law, rule or regulation to which the Purchaser or any of its assets is subject.

     2.4 If, within one hundred twenty (120) days from the date hereof, the Purchaser, or any affiliate thereof, purchases or commits to purchase shares of common stock or preferred stock of NetSat from a third party on terms materially more favorable to such third party than the terms provided herein to the Seller, the Purchaser shall provide notice of such transaction to the Seller within fifteen (15) days of the close of such transaction. Within a reasonable period of time of the provision of such notice, the Purchaser shall take action to put the Seller in the same economic position the Seller would have been in had the Seller sold the Shares under the same terms as the aforementioned third party, giving effect to any difference in the aggregate number of shares of NetSat sold by the Seller and such third party.

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     2.5    As of their respective filing dates, the Company's annual report on
            Form 10-K for its fiscal year ended June 30, 2000, its quarterly reports on Form 10-Q for its fiscal quarters ended September 30, 2000 and December 31, 2000 and its proxy statement to stockholders as filed with the Securities and Exchange Commission (the "SEC") on October 13, 2000 did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Purchaser as follows:

     3.1 The Seller has full legal right, power and authority to enter into, execute, deliver and perform this Agreement. The Seller has taken all corporate action necessary for the execution and delivery of this Agreement. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Seller and is enforceable with respect to the Seller in accordance with its terms, except (a) as enforcement may be limited by bankruptcy, insolvency, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies and (b) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

     3.2 The Seller is the lawful holder of record and beneficial owner of that number of Shares set forth opposite the Seller's name in
            Schedule I hereto, free and clear of any and all pledges, security interests, liens or other encumbrances. The delivery by the Seller of certificates or instruments and agreements evidencing the Shares, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank, to the Purchaser pursuant to Section 1 above, against payment as provided in Section 1 above, will transfer valid title to the Shares to the Purchaser, free and clear of any and all pledges, security interests, liens or other encumbrances.

     3.3 The Seller has had the opportunity to ask questions of, and receive answers from, officers of the Purchaser with respect to the business and financial condition of the Purchaser and the terms and conditions of the sale of the Purchaser Shares and the Warrant and to obtain additional information necessary to verify such information.

     3.4 The Seller is acquiring the Purchaser Shares and the Warrant for the Seller's own account for investment purposes only, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. The Seller is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as amended (the "Securities Act"). The Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Purchaser Shares or the Warrant. In addition to restrictions

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            on transfer of the Warrant and the Warrant Shares set forth in the
            Warrant, the Seller understands that until the Purchaser Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction, each certificate or instrument representing the Purchaser Shares shall be imprinted with a legend in substantially the following form (and a stop transfer order may be placed against transfer of the certificates representing the Purchaser Shares):

            "THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

4.   REGISTRATION RIGHTS OF THE PURCHASER SHARES.

     4.1    Registration Procedures. Purchaser will:

            (a) prepare and file with the SEC the Registration Statement on Form S-3 (the "Registration Statement") relating to the sale of the Purchaser Shares and the Warrant Shares by the Seller, and the shares of Common Stock of the Purchaser issued to Globix Corporation, a Delaware corporation ("Globix"), and George Soros, in connection with the sale of their shares of NetSat common stock and preferred stock, as the case may be, to the Purchaser, including any shares of Common Stock of the Purchaser underlying any warrants issued in connection therewith (the "Additional Shares") from time to time on the Nasdaq National Market or the facilities of any national securities exchange on which the Purchaser Common Stock is then traded or in privately-negotiated transactions, as soon as practicable from the date hereof, but in any event within the later to occur of (i) the date sixty (60) days from the date hereof or (b) the date the Purchaser shall have received the information contained on the certificate from the Seller as set forth in Section 4.1(h) below;

            (b) employ in good faith all reasonable efforts to cause the Registration Statement to be declared effective within 90 days after the date hereof and to remain effective for the period specified in Section 4.1(i);

            (c) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to cause the Registration Statement to become and remain effective for two years after the effective date of the Registration

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                    Statement, provided that if, (i) the Purchaser would be
                    required to disclose in the prospectus information not otherwise then required by law to be publicly disclosed and
                    (ii) in the reasonable judgment of the Board of Directors there is a reasonable likelihood that such disclosure would materially and adversely affect any existing or prospective material business situation, transaction or negotiation, then the Purchaser may, on no more than one occasion per year, by notice to the Seller, require the Seller to discontinue disposition of the Purchase Shares and Warrant Shares covered by such registration statement(s) or prospectus(es) until it is advised in writing by the Purchaser that use of the applicable prospectus may be resumed, and the holders have received copies of any additional or supplemented filings that are incorporated or deemed to be incorporated by reference in such prospectus(es) (which in no event shall result in a discontinuance of more than thirty (30) days) (the "Blackout Period"). During the Blackout Period, the Purchaser shall not be obligated to keep the Registration Statement effective, and the Seller shall not sell any of its Purchaser Shares or Warrant Shares covered by the Registration Statement, during such Blackout Period (provided, however, the Seller shall be permitted to sell its Purchaser Shares and Warrant Shares during such Blackout Period pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws).

            (d) furnish to the Seller with respect to the Purchaser Shares and Warrant Shares registered under the Registration Statement such reasonable number of copies of prospectuses and such other documents as the Seller may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Purchaser Shares and Warrant Shares by the Seller; provided, however, that the obligation of the Purchaser to deliver copies of prospectuses to the Seller shall be subject to the receipt by the Purchaser of reasonable assurances from the Seller that the Seller will comply with the applicable provisions of the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such prospectuses;

            (e) file documents required of the Purchaser for normal Blue Sky clearance in states specified in writing by the Seller; provided, however, that the Purchaser shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

            (f) prepare and promptly file with the SEC and promptly notify the Seller of the filing of such amendment or supplement to the Registration Statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in

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                    effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

            (g) advise the Seller promptly after it shall receive notice of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose, and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

            (h) in connection with the Registration Statement, the Seller will furnish to Purchaser in writing such information with respect to itself and the proposed distribution as is contained on the certificate attached hereto as Exhibit C; and

            (i) if the Registration Statement is not declared effective within one hundred twenty (120) days of the date hereof, then the one hundred twenty (120) day time period specified in Section 2.4 herein shall be extended until such date as the Registration Statement is declared effective.

            4.2 Expenses. The Seller, Globix and George Soros shall bear all reasonable expenses pro rata in connection with the procedures in Section 4.1 and the registration of the Purchaser Shares, the Warrant Shares and the Additional Shares pursuant to the Registration Statement, including the fees and expenses of counsel or other advisers to the Purchaser; provided, however, that the fees and expenses to be paid by the Seller, Soros and Globix shall not exceed $50,000 in the aggregate. In the event any other holders of the Purchaser's capital stock shall have their shares registered on the Registration Statement pursuant to the exercise of "piggyback" or other registration rights, they shall be required to pay their portion of the expenses incurred in connection with the registration of such shares.

            4.3 Transfer of the Purchaser Shares and Warrant Shares after Registration. The Seller agrees that it will not effect any disposition of the Purchaser Shares or Warrant Shares or its right to purchase the Purchaser Shares or Warrant Shares that would constitute a sale within the meaning of the Securities Act, except as contemplated in the Registration Statement referred to in Section 4.1 or pursuant to an exemption from the registration requirements under the Securities Act and applicable state securities laws, and that it will promptly notify the Purchaser of any changes in the information set forth in the Registration Statement regarding the Seller or its plan of distribution.


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            4.4     Indemnification.

            (a) To the extent permitted by law, the Purchaser will indemnify and hold harmless the Seller, each of its directors, each of its officers, each of its employees, each of its agents, each of its representatives and each person, if any, who controls the Seller within the meaning of the Securities Act or the Securities Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Purchaser of the Securities Act, the 1934 Act, state securities laws or any rule or regulation promulgated under the Securities Act, the 1934 Act or state securities laws; and the Purchaser will pay to each such Seller or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 4.4(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Purchaser (which consent shall not be unreasonably withheld), nor shall the Purchaser be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with the registration by the Seller or controlling person.

            (b) To the extent permitted by law, the Seller will indemnify and hold harmless the Purchaser, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Purchaser within the meaning of the Securities Act or the 1934 Act, any other security holder selling securities in the Registration Statement and any controlling person of any other security holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, or the 1934 Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon written information furnished by and concerning the Seller expressly for use in connection with such registration; and the Seller will

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                    pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 4.4(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 4.4(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Seller, which consent shall not be unreasonably withheld; provided further that in no event shall any indemnity under this subsection 4.4(b) exceed the gross proceeds from the offering received by the Seller.

            (c)     Promptly after receipt by an indemnified party under this
                    Section 4.4 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.4, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, or if the indemnifying party fails to promptly retain counsel. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.4, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.4.

            (d) If the indemnification provided for in this Section 4.4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and

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                    of the indemnified party shall be determined by reference
                    to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

            (e)     The obligations of the Purchaser and the Seller under this
                    Section 4.4 shall survive the completion of any offering of Purchaser Shares or Warrant Shares in a registration statement under this Section 4.4, and otherwise.

     4.5 Form S-3 Eligibility. The Purchaser is eligible to use Form S-3 for registration under the Securities Act, and shall use its reasonable best efforts to remain so eligible during the period of time in which the Registration Statement is required to be kept effective pursuant to Section 4.1(c) hereof. The Purchaser shall use its reasonable best efforts to file any form, report or other document with the Nasdaq National Market to ensure that the Purchaser Shares, the Warrant Shares and the Additional Shares are admitted for quotation on the Nasdaq National Market.

5. CONDITIONS OF THE PURCHASER'S OBLIGATIONS AT CLOSING. The obligations of the Purchaser under Section 1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

     5.1 Representations and Warranties. The representations and warranties of the Seller contained in Section 3 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

     5.2 Release. The Seller shall deliver to the Purchaser a Release, substantially in the form attached hereto as Exhibit B (the "Release").

     5.3 Director Registration. Martin Stapleton shall have resigned from the Board of Directors of NetSat.

     5.4 Acknowledgment. The Seller shall deliver to the Purchaser an acknowledgment reasonably acceptable to the Purchaser that, by virtue of the Seller's sale of the Shares contemplated hereunder, the Seller has no rights or obligations under (a) the Amended and Restated Investors' Rights Agreement, dated October 28, 1999, by and among the Seller, NetSat, the Purchaser and certain other parties thereto or (b) the Amended and Restated Stockholders Rights Agreement, dated October 28, 1999, by and among the Seller, NetSat, the Purchaser and certain other parties thereto.

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     5.5       Consents. Any required consent for the sale of the Shares by the
               Seller hereunder under any agreement, contract or license shall have been obtained.

6. CONDITIONS OF THE SELLER'S OBLIGATIONS AT CLOSING. The obligations of the Seller under Section 1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

     6.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 2 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

     6.2 Warrant. The Purchaser shall deliver to the Seller a Warrant to purchase the Warrant Shares.

     6.3 Consents. Any required consent for the purchase of the Shares by the Purchaser hereunder under any agreement, contract or license shall have been obtained.

7.   MISCELLANEOUS.

     7.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York other than conflict of laws principles thereof directing the application of any law other than that of New York. Courts within the State of New York will have jurisdiction over all disputes between the parties hereto arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby. The parties hereby consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

     7.2 Amendment. Any provision may be amended only by the written consent of the Seller and the Purchaser, provided that any party hereto may waive any of its rights hereunder without obtaining the consent of the other parties hereto.

     7.3 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by facsimile to the party to be notified if sent during the normal business hours of such party, if not, then on the next business day, (iii) five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices and communications shall be properly addressed to the party to be notified as set forth on the signature page hereof or at such other address as such party may designate by written notice to the other parties hereto.

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     7.4       Severability. In the event one or more of the provisions of this
               Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     7.5 Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other party, which consent shall not be unreasonably withheld.

     7.6 Registration Rights. Except for the rights set forth in the registration rights agreements, dated May 30, 1996, December 31, 1996, and February 1997, and the stock purchase agreements dated March 30, 2001 and April 11, 2001, there are no other rights to have Purchaser capital stock registered under a registration statement with the SEC.

     7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.


THE PURCHASER:

GLOBECOMM SYSTEMS INC.

By:
   -------------------------------------
     Name:     Andrew C. Melfi, Vice President and Chief Financial Officer
     Address:  45 Oser Avenue
               Hauppage, New York  11788



THE SELLER:

REUTERS INVESTMENTS (BERMUDA) LTD.

By:
   -------------------------------------
     Name:
     Address:  5 Rue de Jargonnant, 1207
               Geneva, Switzerland
               Attn:

                                   SCHEDULE I
                                     SELLER


----------------------------------------------------------------------------------------------------------
NAME                      NUMBER OF        PURCHASER         WARRANTS ISSUED AT      CASH PAID AT CLOSING
                          SHARES OF        SHARES ISSUED     CLOSING
                          NETSAT COMMON    AT CLOSING
                          STOCK
----------------------------------------------------------------------------------------------------------
Reuters Investments          2,000,000         200,000              225,000                $500,000
(Bermuda) Ltd.
----------------------------------------------------------------------------------------------------------

                                    Exhibit A
                                    ---------
                                 Form of Warrant

NEITHER THIS WARRANT, NOR THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED UNDER THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION (THE "LAW"), AND THIS WARRANT HAS BEEN, AND THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SUCH SALE OR OTHER DISPOSITION MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND QUALIFICATION UNDER THE LAW RELATED THERETO, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT AND LAW, RESPECTIVELY, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY (AS THAT TERM IS DEFINED BELOW) AND ITS COUNSEL, THAT SAID REGISTRATION AND QUALIFICATION ARE NOT REQUIRED UNDER THE ACT AND LAW, RESPECTIVELY.

                             GLOBECOMM SYSTEMS INC.

May __, 2001                                                      225,000 Shares
                                                                 of Common Stock

                            WARRANT FOR COMMON STOCK

     This certifies that Reuters Investments (Bermuda) Ltd., whose address is Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda (the "Holder") is entitled to subscribe for and purchase, subject to Section 1.4 below, during the period commencing on the date hereof, and ending at 5:00 P.M., New York local time, on May __, 2006, TWO HUNDRED AND TWENTY FIVE THOUSAND (225,000) shares of fully paid and nonassessable Common Stock, $.001 par value per share ("Common Stock"), of Globecomm Systems Inc., a Delaware corporation (the "Company"). The purchase price of each such share shall be the amount set forth in Section 1.3 herein (the "Warrant Price"). This Warrant shall be assignable in whole, but not in part, and shall only be exercisable, by the Holder or its assignee, as the case may be.

1.   EXERCISE

     1.1 Net Issue Exercise. Holder shall elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company located at 45 Oser Avenue, Hauppauge, New York 11788 (by personal delivery or facsimile to the Chief Financial Officer) together with notice of such election, in which event the Company shall issue to Holder a number of shares of the Company's Common Stock computed using the following formula:

     X = Y (W-Z)
         ------
            W

Where:

     X  =  the number of shares of Common Stock to be issued to Holder;

     Y  =  the number of shares of Common Stock purchasable under this Warrant
           (at the date of such calculation);

     W  =  the fair market value of one share of the Company's Common Stock
           (at the date of such calculation); and

     Z = Warrant Price, as set forth in Section 1.3 herein (as adjusted to the date of such calculation as provided in Section 3 herein).

     Fair Market Value. For purposes of this Section 1, "fair market value" of one share of the Company's Common Stock shall mean the average of the closing sale prices of such share as quoted on the Nasdaq National Market, the Nasdaq system, or any other nationally recognized exchange or quotation system on which the Common Stock is listed as published in The Wall Street Journal for the ten
(10) trading days prior to the date of determination of fair market value. If the Common Stock is not traded on the Nasdaq National Market, the Nasdaq system or any other nationally recognized exchange or quotation system, fair market value of the Common Stock per share shall be the price per share which the Company's Board of Directors shall determine in good faith.

     1.2 Stock Certificates. In the event of any exercise of the rights to acquire Common Stock granted under this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to Holder within a reasonable time (but no more than five (5) days) and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the shares with respect to which this Warrant shall not have been exercised shall also be issued to Holder within such time.

     1.3 Warrant Price. The purchase price for the shares of Common Stock to be issued upon exercise of this Warrant shall be $11.375 per share, subject to adjustment as provided in Section 3 herein (the "Warrant Price").

2.   STOCK FULLY PAID; RESERVATION OF SHARES

     The Company covenants and agrees that all securities which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof (excluding taxes based on the income of Holder). The Company covenants and agrees that none of the shares of Common Stock which may be issued upon exercise of this Warrant will, upon issuance, be in violation of or subject to any preemptive rights of any person. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock or other securities as would be required upon the full exercise of the rights represented by this Warrant.

3.   ADJUSTMENT

     The kind of securities purchasable upon the exercise of this Warrant, the number of shares under this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

     3.1 Reclassification, Consolidation or Merger. In case of: (i) any reclassification or change of outstanding securities issuable upon exercise of this Warrant; (ii) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification, change or exchange of outstanding securities issuable upon exercise of this Warrant); or (iii) any sale or transfer to another corporation of all, or substantially all, of the property of the Company in one or more related transactions, then, and in each such event, the Company or such successor or purchasing corporation, as the case may be, shall execute a new Warrant which will provide that Holder shall have the right to exercise such new Warrant and purchase upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind of securities, money and property receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of Common Stock issuable upon exercise of this Warrant had this Warrant been considered exercised immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 3, and the provisions of this Section 3 and the provisions of this Section 3.1 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers. Holder shall be provided with prior written notice of any such adjustment.

     3.2 Subdivisions or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexercised, in whole or in part, (i) shall divide its Common Stock, the Warrant Price shall be proportionately reduced and the number of shares under this Warrant shall be proportionately increased; or
(ii) shall combine shares of its Common Stock, the Warrant Price shall be proportionately increased and the number of shares under this Warrant shall be proportionately reduced.

     3.3 Stock Dividends. If the Company, at any time while this Warrant is outstanding and unexpired, shall pay a dividend payable in, or make any other distribution to shareholders of, its Common Stock (except any distribution described in Sections 3.1 and 3.2 hereof), then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such additional stock of the Company which such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this
Section 3.

     3.4 Time of Adjustments. All adjustments, unless otherwise specified herein, shall be effective as of the earlier of:

         3.4.1   the date of issuance of the security causing the adjustment;

         3.4.2   the effective date of a division or combination of shares;

         3.4.3 the record date of any action of holders of the Company's capital stock of any class taken for the purpose of dividing or combining shares or entitling holders of Common Stock to receive a distribution or dividends payable in the Company's capital stock.

     3.5 Notice of Adjustments. In each case of an adjustment, the Company, at its expense, shall cause the Chief Financial Officer (or other such similar officer) of the Company to compute such adjustments and prepare a certificate setting forth such adjustments and showing in detail the facts upon which such adjustment is based. The Company shall promptly mail a copy of each such certificate to Holder pursuant to Section 13 hereof.

4.   FRACTIONAL SHARES

     No fractional share of Common Stock will be issued in connection with any exercise hereof, but in lieu of a fractional share upon complete exercise hereof, Holder may purchase a whole share at the then effective Warrant Price.

5.   SHAREHOLDER RIGHTS

     Holder shall not, solely by virtue hereof, be entitled to any rights of a shareholder of the Company. Holder shall have all rights of a shareholder with respect to securities purchased upon exercise hereof at the time the exercise price for such securities is delivered pursuant to Section l hereof and this Warrant is surrendered.

6.   TRANSFER; EXCHANGE

     6.1 Transfer. This Warrant shall be transferable by the Holder in whole, but not in part. Any costs associated with such transfer shall be at the Holder's expense.

     6.2 Securities Laws. The Holder, by acceptance hereof, agrees that, absent an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") and qualification under applicable state securities laws, covering the disposition of Common Stock issued or issuable upon exercise hereof, Holder will not sell or transfer any or all of such Common Stock, except pursuant to an exemption from the registration requirements under the Securities Act and any applicable state securities laws or without first providing the Company with an opinion of counsel reasonably acceptable to the Company and its counsel to the effect that such sale or transfer will be exempt from the registration requirements of the Securities Act and applicable state securities laws, and Holder consents to the Company making a notation on its records in order to implement such restriction on transferability.

     6.3 Exchange. This Warrant is exchangeable at the principal office of the Company for Warrants to purchase the same aggregate number of shares of Common Stock purchasable hereunder, each new Warrant to represent the right to purchase such number of shares as Holder shall designate at the time of such exchange.

7.   LOSS OR MUTILATION

     Upon receipt by the Company of evidence satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, this Warrant and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant.

8.   GOVERNING LAWS

     The internal laws of the State of New York (irrespective of its choice of law principles) shall govern the validity of this Warrant, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

9.   BINDING UPON SUCCESSORS AND ASSIGNS

     Subject to, and unless otherwise provided in, this Warrant, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

10.  SEVERABILITY

     If any provision of this Warrant, or the application hereof, shall for any reason and to any extent, be invalid or unenforceable, the remainder of this Warrant and application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provisions of this Warrant with valid or enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

11.  AMENDMENT

     This Warrant may be amended upon the written consent of the Company and the Holder.

12.  NO WAIVER

     The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

13.  NOTICES

     Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Warrant, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States certified mail, postage prepaid, return receipt requested, addressed as follows:

     Company:            Address set forth in Section 1 hereof
                         Attn:  Chief Executive Officer
     with a copy to:     Brobeck, Phleger & Harrison LLP
                         1633 Broadway, 47th Floor
                         New York, New York 10019
                         Attn:  Luci Staller Altman, Esq.

     Holder:             Address as set forth in the first paragraph hereof
                         Attn:  Martin Stapleton

     with a copy to:     Schulte Roth & Zabel LLP
                         919 Third Avenue
                         New York, New York  10022
                         Attn:  Victoria Hamilton, Esq.

     Such communications shall be effective when they are received by the addresses thereof; but if sent by certified mail in the manner set forth above, they shall be effective fifteen (15) days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

14.  CONSTRUCTION OF AGREEMENT

     A reference in this Warrant to any Section shall include a reference to every Section the number of which begins with the number of the Section to which reference is specifically made. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Warrant which shall be considered as a whole.

15.  NO ENDORSEMENT

     Holder understands that no federal or state securities administrator has made any finding or determination relating to the fairness of investment in the Company or purchase of the Common Stock hereunder and that no federal or state securities administrator has recommended or endorsed the offering of securities by the Company hereunder.

16.  PRONOUNS

     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

17.  FURTHER ASSISTANCE

     Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Warrant.

                                GLOBECOMM SYSTEMS INC.



                                ------------------------------------------------
                                By:  Andrew C. Melfi
                                     Vice President and Chief Financial Officer

                            FORM OF WARRANT EXERCISE
                   (To be signed only on exercise of Warrant)

TO _______________________

     The undersigned, the holder of the within Warrant, hereby irrevocably elects to

     (A) exercise this Warrant for, and to purchase thereunder, ______ shares of Common Stock of Globecomm Systems Inc., a Delaware corporation, and herewith makes payment of $__________ therefor, and requests that the certificates for such shares be issued in the name of, and delivered to _____________, whose address is _________________________;

     or

     (B) under the Net Issue Exercise provision of Section 1.1 of this Warrant, to surrender the right to purchase _______ shares of Common Stock of Globecomm Systems Inc. pursuant to this Warrant.



Dated:


                             ----------------------------------------------
                              (Signature must conform to name of holder as
                                  specified on the face of the Warrant)


                             ----------------------------------------------
                                                (Address)

                             Tax Identification Number:
                                                       --------------------

                                    Exhibit B
                                    ---------
                                 Form of Release

                                     RELEASE


     IT IS HEREBY UNDERSTOOD, ACKNOWLEDGED, ADMITTED AND AGREED that:

1. For and in consideration of the payment from Globecomm Systems Inc. ("Globecomm") to Reuters Investments (Bermuda) Ltd. (the "Seller" or "Releasor") in the amount and form set forth in Schedule I to the Stock Purchase Agreement, dated the date hereof (the "Agreement"), between Globecomm and the Seller (as defined in the Agreement), receipt of which is hereby acknowledged, and intending to be legally bound, the Seller for itself and for its present and former officers, directors, stockholders, representatives, agents, employees, attorneys, financial advisors, underwriters, predecessors, successors, affiliates, subsidiaries, parents, servants, insurers, administrators, executors, trustees, licensees and assigns (collectively, the "RELEASORS"), and for each of them, hereby releases, acquits and forever discharges Globecomm and NetSat Express, Inc. ("NetSat") and Globecomm's and NetSat's present and former officers, directors, stockholders, representatives, agents, employees, attorneys, financial advisors, underwriters, predecessors, successors, affiliates, subsidiaries, parents, servants, insurers, administrators, executors, trustees, licensees and assigns (collectively, the "RELEASEES"), of and from all manner of actions, suits, proceedings, and causes of action, in law or in equity, whether foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, and of and from all direct or indirect debts, assessments, dues, claims, losses, damages, judgments, executions, defaults, covenants, contracts, controversies, agreements, promises, attorneys' fees, costs, interest payments and expenses, accounts, bills, variances, trespasses, assignments, notes, leases, rights, liabilities, obligations and demands of any kind whatsoever concerning NetSat, including, but not limited to, claims arising out of the management of NetSat or Globecomm's conduct as a stockholder and/or creditor of NetSat, which RELEASORS ever had, now has, or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing that existed or occurred at any time prior to the date of this Release (it being understood by Globecomm and the Seller that this Release shall not apply to actions, suits, proceedings and causes of actions of any kind relating to the Stock Purchase Agreement, dated May __, 2001, between Globecomm and the Seller).

2. This Release, together with the Agreement contains the entire agreement among the parties hereto, and the terms of this Release are contractual and not a mere recital.

3. This Release may not be modified except by a writing jointly signed by the parties hereto.

4. If any of the provisions or terms of this Release shall be held for any reason to be invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms hereof, and this Release shall be construed as if such unenforceable term had never been contained herein.

5. This Release shall be in all respects interpreted, enforced and governed by and under the laws of the State of New York, without regard to New York conflicts of laws principles.

6. Litigation of any dispute arising out of or relating in any way to this Release shall only take place in a state or federal court located in New York County, New York.

7. All parties to this Release are represented by competent counsel in connection with the negotiation and execution of this Release and understand fully the terms and conditions set forth herein.

     IN WITNESS WHEREOF, RELEASORS and RELEASEES, intending to be legally bound, have duly executed this Release on the date set forth below.


Agreed In Full:

RELEASEE:



GLOBECOMM SYSTEMS INC.


-------------------------------------
Name:  Andrew C. Melfi
Title: Vice President and Chief Financial Officer


RELEASOR:

REUTERS INVESTMENTS (BERMUDA) LTD.

By:
   ----------------------------------
Name:
Title:

                                    Exhibit C

                             GLOBECOMM SYSTEMS INC.
                      REGISTRATION STATEMENT QUESTIONNAIRE
                      ------------------------------------

     In connection with the preparation of the Registration Statement to be filed in connection with the Stock Purchase Agreement between Globecomm Systems Inc., a Delaware corporation ("Globecomm"), and Reuters Investments (Bermuda) Ltd., please provide us with the following information:

     1. Pursuant to the "Selling Shareholder" section of the Registration Statement, please state you or your organization's name exactly as it should appear in the Registration Statement:

     2. Please provide the number of shares of Globecomm capital stock (the "Shares") that you or your organization will own immediately after transactions contemplated by the Stock Purchase Agreement, including those shares purchased by you or your organization pursuant to the Stock Purchase Agreement and those shares purchased by you or your organization through other transactions:


    Shares Purchased          Shares owned pursuant
    Pursuant to Stock         to transactions other
   Purchase Agreement,       than those contemplated                              Shares to be registered
    including Warrant           by Stock Purchase          Total Shares of          on the Registration
         Shares                     Agreement              Globecomm held               Statement
------------------------   --------------------------   ------------------------  -------------------------








     3. Have you or your organization had any position, office or other material relationship within the past three years with Globecomm or its affiliates?

               [ ]  Yes         [ ]  No

     If yes, please indicate the nature of any such relationships below:


               -----------------------------------------------------------------


               -----------------------------------------------------------------


               -----------------------------------------------------------------


                                          REUTERS INVESTMENTS (BERMUDA) LTD.

                                          By:
                                             --------------------------------
                                          Name:
                                          Title: